SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

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3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2005

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 12, 2005, at 11:00 a.m. local time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida for the following purposes:

1.	To elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed;

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Company’s Board of Directors has fixed March 17, 2005 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the year ended December 31, 2004.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Caroline Beasley, Secretary

Naples, Florida

April 18, 2005

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 12, 2005, at 11:00 a.m. local time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 18, 2005.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., March 17, 2005, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on March 17, 2005, the Company had 7,444,299 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,792,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Restated Certificate of Incorporation and Bylaws, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and all other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. Except with respect to the election of directors (which is discussed separately under “Proposal 1: Election of Directors”) and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of proposals presented to stockholders.

The Inspector will also determine whether or not a quorum is present. Our Bylaws provide that a quorum consists of a majority of the votes entitled to be cast and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will generally have the effect of a negative vote for purposes of determining the approval of matters submitted to the stockholders for a vote. However, with respect to any matter to be decided by a plurality of the votes cast at the meeting (such as the election of a director), proxies marked “withhold authority” or marked “abstain” or which constitute broker non-votes, will not be counted for the purpose of determining the number of votes cast at the meeting and will have no effect on the voting for such matter.

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	Delivering written notice of revocation to the Company, Attention: Caroline Beasley;

•	Delivering a duly executed proxy bearing a later date to the Company; or

•	Attending the Annual Meeting and voting in person.

Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted FOR the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

•	For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•	For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees to be Elected by the Holders of the Class A Shares:

In respect of such nominees, the following information is furnished:

Mark S. Fowler, age 63, has been a director of Beasley Broadcast Group, Inc. since February 2000 and served as Chairman of AssureSat, Inc., a satellite services provider which he co-founded in 1997 until the company was sold in December 2004. Mr. Fowler was a communications counsel at the law firm of Latham & Watkins LLP from 1987 until 2000 and in that capacity practiced before the FCC. Mr. Fowler is also a director of TalkAmerica, Inc., a publicly held company. Mr. Fowler served as Chairman of the FCC from 1981 until 1987.

Herbert W. McCord, age 62, has been a director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1996. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over twenty years. Mr. McCord serves as a member of the Executive Committee for the Board of Directors of the Radio Advertising Bureau.

Nominees to be Elected by the Holders of All Classes of Common Stock:

In respect of such nominees, the following information is furnished:

George G. Beasley, age 72, founded Beasley Broadcast Group, Inc. in 1961 and has served since inception as the Company’s Chairman and Chief Executive Officer. Mr. Beasley served on the North Carolina Association of Broadcasters’ Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley was awarded the Distinguished Broadcaster of North Carolina Award in 1988. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley.

Bruce G. Beasley, age 47, has served as Beasley Broadcast Group, Inc.’s President and Chief Operating Officer since 1997, Co-Chief Operating Officer since February 2001, and as a director since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manager of a radio station and Vice President of Operations of the Company. Currently, Mr. Beasley oversees the operations of all radio stations. Mr. Beasley serves on the Boards of Directors of the North Carolina Association of Broadcasters and the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley.

Allen B. Shaw, age 61, joined Beasley Broadcast Group, Inc. as the Vice Chairman of the Board of Directors and Co-Chief Operating Officer in February 2001 as part of the Company’s acquisition of Centennial Broadcasting. From 1990 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting and he resumed those positions with a new entity called Centennial Broadcasting in September 2004. Mr. Shaw previously served as the Chief Operating Officer of the Company from 1985 to 1990.

Caroline Beasley, age 42, has served as Beasley Broadcast Group, Inc.’s Vice President, Chief Financial Officer and Secretary since 1994 and as a director since 1983. She joined the Company in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley is a member of the Broadcast and Cable Financial Management Association. Ms. Beasley is also a director of Bank of Florida, Naples. Ms. Beasley has a B.S. from the University of North Carolina at Chapel Hill. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley.

Brian E. Beasley, age 45, has served as Beasley Broadcast Group, Inc.’s Vice President of Operations since 1997 and as a director since 1982. He began his career in broadcasting during high school in 1977. He joined the Company full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive of a radio station. Since that time, Mr. Beasley has served as General Manager of three different radio stations and most recently has been named Vice President of Operations. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley.

Joe B. Cox, age 65, has been a director of Beasley Broadcast Group, Inc. since February 2000. Mr. Cox is a partner at the law firm of Cox & Nici. Mr. Cox has practiced law for 39 years, primarily in the tax, corporate and estate law areas. Mr. Cox is also a director of Bancshares of Florida, a publicly held company.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors met seven times during 2004 and did not act by unanimous written consent. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board of Directors and attended at least 75% of the aggregate number of meetings of the Committees of the Board of Directors of which he or she was a member.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications which are received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board has served the Board’s and the stockholders’ needs. In view of recently adopted SEC disclosure requirements relating to this issue, the Board of Directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board of Directors should be sent to it in care of the Secretary.

Board Member Attendance at Annual Meetings

The Company encourages all of its directors to attend the annual meeting of stockholders. The Company generally holds a board meeting coincident with the annual meeting to minimize director travel obligations and facilitate their attendance at the stockholders’ meeting. All of our then-current directors attended the 2004 annual meeting of stockholders.

Controlled Company

The Company qualifies as a “controlled company,” within the meaning of Rule 4350(c)(5) of the National Association of Securities Dealers. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the Company’s Chairman and Chief Executive Officer, George Beasley. As a result, the Company is not required to have a Board of Directors consisting of a majority of Directors who are independent or compensation committee or nominating committee composed solely of independent directors.

Committees of the Board of Directors

During 2004, the Board of Directors had a standing audit committee and a compensation committee.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Act of 1924, as amended (the “Exchange Act”), consists of Messrs. Cox, Fowler and McCord, each of whom is independent as the term independence is defined in Rule 4200(a)(15) of the NASDAQ rules and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Cox is an audit committee financial expert as that term is defined in the Exchange Act. The responsibilities of the audit committee include:

•	Recommending to the Board of Directors independent auditors to conduct the annual audit of the Company’s financial statements;

•	Reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	Reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	Reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The audit committee met six times during 2004 and did not act by unanimous written consent. The charter of the audit committee, as amended by the Board of Directors in March 2005, is attached hereto as Appendix A.

AUDIT COMMITTEE REPORT

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004.

We have discussed with the independent auditors, KPMG LLP, the matters required to be discussed by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the National Association of Securities Dealers, and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Joe B. Cox, Chair

Mark S. Fowler

Herbert W. McCord

The Compensation Committee consists of Messrs. Cox, Fowler, and McCord each of whom is independent as the term independence is defined in Rule 4200(a)(14) of the NASDAQ rules. This Committee provides a general review of the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the compensation committee also include administering and interpreting the 2000 Equity Plan of the Company. The Compensation Committee met three times during 2004 and did not act by unanimous written consent.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors is not required to have a nominating committee because it is a controlled company as defined in the NASDAQ rules. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, Inc. at the Company’s address. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date.

Director Compensation

All of the Company’s non-employee directors receive $750 per meeting for attendance at each Board of Directors meeting, $500 per meeting for attendance at each Audit Committee or Compensation Committee meeting, $250 for each meeting deemed to be a telephonic meeting, and are reimbursed for their out-of-pocket travel expenses for each meeting attended. In addition, Mr. Cox received $10,000 and Mr. Fowler and Mr. McCord each received $5,000 for their services on the Audit Committee during 2004.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors. All executive officers hold office until their successors are appointed.

Name	Age	Position
George G. Beasley	72	Chairman and Chief Executive Officer
Bruce G. Beasley	47	President, Co-Chief Operating Officer and Director
Allen B. Shaw	61	Vice Chairman and Co-Chief Operating Officer
Caroline Beasley	42	Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Brian E. Beasley	45	Vice President of Operations and Director

EXECUTIVE OFFICERS COMPENSATION

The following table sets forth certain annual compensation information for the Company’s Chief Executive Officer and the other four most highly paid executive officers of the Company whose annual salary exceeded $100,000 as of December 31, 2004 (collectively, the “Named Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation					Securities Underlying Options	All Other Compensation
	Year	Salary	Bonus	Other Annual Compensation
George G. Beasley Chairman and Chief Executive Officer	2004 2003 2002	$603,237 574,867 547,604	$150,000 100,000 100,000	(1 (1 (1	) ) )	— — —	$	— — 29,621	(2)

Bruce G. Beasley President and Co-Chief Operating Officer	2004 2003 2002	392,169 373,491 355,706	75,000 50,000 50,000	(1 (1 (1	) ) )	— — —		— — —

Allen B. Shaw Vice Chairman and Co-Chief Operating Officer	2004 2003 2002	169,133 158,800 152,446	50,000 50,000 50,000	— — —		— — —		— — —

Caroline Beasley Chief Financial Officer	2004 2003 2002	330,383 315,215 300,186	75,000 50,000 50,000	(1 (1 (1	) ) )	— — —		— — —

Brian E. Beasley Vice President of Operations	2004 2003 2002	362,007 344,764 328,343	75,000 50,000 50,000	(1 (1 (1	) ) )	— — —		— — —

(1)	Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Officer.
(2)	Amounts attributable to the insurance portion of split-dollar life insurance premiums paid by the Company until July 30, 2002. Amounts reflect the dollar value of the benefit to the executive officer of the remainder of the premiums paid by the Company during the respective fiscal year after refund of the premium to the Company upon termination of the policies.

AGGREGATED OPTION EXERCISES IN 2004

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information regarding options to purchase share of the Company’s Class A common stock. The Company did not grant any options to our Named Officers in the year ended December 31, 2004 nor did any of them exercise any options during that year. Also included is the value and number of unexercised options held as of December 31, 2004 by such Named Officers:

•	“Exercise” means an employee’s acquisition of shares of common stock that have already vested, “exercisable” means options to purchase shares of common stock which are subject to exercise and “unexercisable” means all other options to purchase shares of common stock.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
George G. Beasley	487,500	—	$989,625	—
Bruce G. Beasley	487,500	—	989,625	—
Allen B. Shaw	—	50,000	—	$151,500
Caroline Beasley	487,500	—	989,625	—
Brian E. Beasley	487,500	—	989,625	—

2000 Equity Plan

The principal purpose of the Equity Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The equity plan provides for a variety of compensation awards, including restricted stock, non-qualified stock options, incentive stock options that are within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights, deferred stock, dividend equivalents, performance awards, stock payments and other stock-related benefits. A total of 4 million shares of Class A common stock are currently reserved for issuance under the Equity Plan. As of December 31, 2004, there were 1,019,000 shares available for grant under the Equity Plan. The Equity Plan provides that the Compensation Committee has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject to those awards and their terms and conditions, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan with respect to employees or consultants.

The Equity Plan also provides that each of the Company’s independent director nominees will automatically be granted options to purchase 20,000 shares of the Company’s Class A common stock upon election to the Board of Directors. These options will have an exercise price per share equal to the fair market value per share of the Company’s Class A common stock as of the date of grant, and will be exercisable with respect to 10,000 shares as of the date of grant and will become exercisable with respect to an additional 5,000 shares on each of the first two anniversaries of the date of grant. The board may make additional option grants to the Company’s independent directors from time to time, in its discretion, on such terms as the board determines consistent with the Equity Plan.

As of March 31, 2005, approximately 2.7 million shares of the Company’s Class A common stock were subject to stock options held by 41 officers, directors and employees of the Company. On that date, the closing price of the Company’s Class A common stock on Nasdaq was $17.78.

Historically, long-term incentive compensation for our executives and certain other employees has taken the form of option grants under the Equity Plan. However, due to potential changes in the accounting rules regarding the expensing of options and in order to continue to ensure that the interests of our executives continue to be aligned with our stockholders, the Committee has determined that long term incentive compensation shall generally be made in the form of restricted stock grants.

Equity Compensation Plan Information

The following table sets forth certain information with respect to the Company’s equity compensation plans as of December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders 2000 Equity Plan	2,977,334	$14.94	1,019,000
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	2,977,334		1,019,000

EMPLOYMENT AGREEMENTS

The Company entered into a three-year employment agreement with George G. Beasley effective as of January 31, 2000 pursuant to which he serves as the Chief Executive Officer and Chairman of the board of directors. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. Mr. Beasley also received an option to purchase 487,500 shares of the Company’s Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vested over the original three-year term of the employment agreement. Effective as of January 31, 2003, the employment agreement with Mr. Beasley was extended for one year under the terms of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 90 days before the expiration of the term by Mr. Beasley or the Company. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason.

The Company entered into a three-year employment agreement with Bruce G. Beasley effective as of January 31, 2000 pursuant to which he serves as the President and Co-Chief Operating Officer. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. Mr. Beasley also received an option to purchase 487,500 shares of the Company’s Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vested over the original three-year term of the employment agreement. Effective as of January 31, 2003, the employment agreement with Mr. Beasley was extended for one year under the terms of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 90 days before the expiration of the term by Mr. Beasley or the Company. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason.

The Company entered into a three-year employment agreement with Allen B. Shaw effective as of February 1, 2001 pursuant to which he serves as the Co-Chief Operating Officer and Vice Chairman of the board of directors. Pursuant to this agreement, Mr. Shaw receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. Mr. Shaw also received an option to purchase 50,000 shares of the Company’s Class A common stock on February 1, 2001 under the 2000 Equity Plan at an exercise price equal to $14.50. This option vests on February 1, 2011, but may become exercisable earlier, on each anniversary of the grant, if certain material conditions are satisfied (33% each time a material condition is satisfied). To date, none of Mr. Shaw’s options have vested. Effective as of February 1, 2004, the employment agreement with Mr. Shaw was extended for one year under an amendment of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 60 days before the expiration of the term by Mr. Shaw or the Company. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Shaw’s employment is terminated without cause or if he resigns for good reason.

The Company entered into a three-year employment agreement with Caroline Beasley effective as of January 31, 2000 pursuant to which she serves as the Chief Financial Officer. Pursuant to this agreement, Ms. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. Ms. Beasley also received an option to purchase 487,500 shares of the Company’s Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vested over the original three-year term of the employment agreement. Effective as of January 31, 2003, the employment agreement with Ms. Beasley was extended for one year under the terms of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 90 days before the expiration of the term by Ms. Beasley or the Company. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason.

The Company entered into a three-year employment agreement with Brian E. Beasley effective as of January 31, 2000 pursuant to which he serves as the Vice President of Operations. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. Mr. Beasley also received an option to purchase 487,500 shares of the Company’s Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vested over the original three-year term of the employment agreement. Effective as of January 31, 2003, the employment agreement with Mr. Beasley was extended for one year under the terms of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 90 days before the expiration of the term by Mr. Beasley or the Company. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing compensation policies for the Company’s executive officers, including the Chief Executive Officer and the other Named Officers, and setting the compensation for these individuals.

The Compensation Committee seeks to achieve two broad goals in connection with the Company’s executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of the business objectives of the Company. In fiscal 2004, executive compensation primarily consisted of cash compensation.

Cash compensation paid to the Company’s executive officers during 2004 consisted of base salaries and cash bonuses. The base salaries of each of the Company’s Named Officers were raised in 2004, in each case by approximately 5% pursuant to the terms of their employment agreements. In setting base salaries for the Company’s executive officers under their employment agreements, the Committee generally considered the experience of the individual, the scope and complexity of the position filled by the individual, the Company’s size and growth rate and the compensation paid by the Company’s competitors. Each of the Named Officers also received a cash bonus for their contributions to the Company during 2004. These bonuses were generally higher than in 2002 and 2003 in order to reward the executive’s role in the Company’s improved results of operation during 2004.

George G. Beasley, the Company’s Chief Executive Officer, received $603,237 in annual salary pursuant to his employment agreement and was also awarded a cash bonus of $150,000 in 2004. This bonus represented a 50% increase over the bonus paid to Mr. Beasley in 2003. In determining the amount of Mr. Beasley’s cash bonus, the Compensation Committee considered Mr. Beasley’s leadership in setting and pursuing the Company’s financial, operational and strategic objectives and the Company’s improved results of operation during 2004.

Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company’s executive officers are committed to achieving positive long-term financial performance and enhancing shareholder value, and that the compensation policies and programs discussed in this report have motivated the Company’s executive officers to work toward these goals.

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits the Company’s Federal income tax deduction for certain executive compensation in excess of $1 million paid to the Chief Executive Officer and the four next highest paid Named Officers. The $1 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Committee recognizes the possibility that if the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph exceeds $1 million, it may not be fully deductible for Federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

Herbert W. McCord, Chair

Joe B. Cox

Mark S. Fowler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004:

•	None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s compensation committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s compensation committee; and

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2005 by:

•	Each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	Each of the Company’s directors;

•	Each of the Named Officers; and

•	All executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2005 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A			Class B			Percent of Total Economic Interest (1)	Percent of Total Voting Power (2)
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class
George G. Beasley	494,100	(3)	6.2%	14,325,101	(4)	85.3%	59.9%	81.7%
GGB Family Limited Partnership Florida Intangible Tax Trust	—		—	12,260,731		73.0	50.6	69.9
George G. Beasley Grantor Retained Annuity Trust, dated November 18, 2002	—		—	1,685,312		10.0	7.0	9.6
Bruce G. Beasley	493,500	(5)	6.2	1,097,974	(6)	6.5	6.4	6.5
Caroline Beasley	495,900	(7)	6.3	1,097,974	(6)	6.5	6.4	6.5
Brian E. Beasley	494,000	(8)	6.2	420,265		2.5	3.7	2.7
Westport Asset Management 253 Riverside Avenue Westport, CT 06880	2,091,615		28.1	—		—	8.6	1.2
Deephaven Capital Management 130 Cheshire Lane Minnetonka, MN 55305	1,218,206		16.4	—		—	5.0	*
Entercom Communications Corp. 401 City Avenue Bala Cynwyd, PA 19004	784,500		10.5	—		—	3.2	*
Gabelli Asset Management One Corporate Center Rye, NY 10580	694,900		9.3	—		—	2.9	*
Frontier Capital Management 99 Summer Street Boston, MA 02110	465,500		6.3	—		—	1.9	*
Joe B. Cox	43,333	(9)	*	—		—	*	*
Mark S. Fowler	34,333	(10)	*	—		—	*	*
Herbert W. McCord	34,333	(10)	*	—		—	*	*
Allen B. Shaw	2,000		*	—		—	*	*
All directors and executive officers as a group	2,091,899		22.0%	16,200,076		96.5%	69.6%	92.5%

*	Less than one percent.
(1)	The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 7,444,299 shares of Class A Common Stock outstanding, (ii) 16,792,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2005.
(2)	The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock which carry one vote per share plus the number of shares beneficially owned of Class B Common Stock which carry ten votes per share multiplied by ten divided by the sum of (i) 7,444,299 shares of Class A Common Stock outstanding, (ii) 16,792,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2005.
(3)	Includes (i) 487,500 shares of Class A common stock issuable upon exercise of stock options; and (ii) 6,600 shares held by the REB Florida Intangible Tax Trust, dated August 20, 2004.
(4)

Includes (i) 62,322 shares held by the beneficial owner; (ii) 12,260,731 shares held by GGB Family Limited Partnership Florida Intangible Tax Trust; (iii) 1,685,312 shares held by the George G. Beasley Grantor Retained Annuity Trust, dated November 18, 2002, George G. Beasley as Trustee; and (iv) 316,736 shares held by the REB Florida Intangible Tax Trust, dated August 20, 2004. Does not include 39,835 shares held by Shirley W. Beasley, Mr. Beasley’s spouse.
(5)	Includes (i) 3,000 shares held by the beneficial owner; (ii) 3,000 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(6)	Includes (i) 356,736 shares held by the beneficial owner; and (ii) 741,238 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(7)	Includes (i) 2,000 shares held by the beneficial owner; (ii) 3,000 shares held by the beneficial owner’s children; (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options; and (iv) 3,400 shares held by the George G. Beasley Florida Intangible Tax Trust, dated November 15, 2002, Caroline Beasley as Trustee.
(8)	Includes (i) 4,500 shares held by the beneficial owner; (ii) 2,000 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(9)	Includes (i) 10,000 shares held by the beneficial owner; and (ii) 33,333 shares of Class A common stock issuable upon exercise of stock options.
(10)	Includes (i) 1,000 shares held by the beneficial owner; and (ii) 33,333 shares of Class A common stock issuable upon exercise of stock options.

PERFORMANCE GRAPH

The following graph compares the cumulative return, for the period beginning February 11, 2000, the day the Company’s Class A common stock began trading, through December 31, 2004 of the Company’s Class A common stock to the total cumulative return over the same period of the common stocks in (1) The Nasdaq Composite Index and (2) The Nasdaq Telecommunications Index, which is an index of telecommunications companies, including radio and television broadcasting companies and point-to-point communications services companies. The comparison assumes $100 was invested on February 11, 2000 in the Company’s Class A common stock and in each of the comparison groups, with dividends, if any, reinvested.

	2/11/00	12/29/00	12/29/01	12/31/02	12/31/03	12/31/04
Beasley Broadcast Group	$100	$53.63	$83.94	$77.16	$106.71	$113.10
Nasdaq Composite Index	$100	$55.08	$43.48	$29.77	$44.66	$48.50
Nasdaq Telecommunications Index	$100	$42.00	$21.44	$9.86	$16.63	$17.97

The Company cannot assure you that its stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future stock performance.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee has reappointed KPMG LLP as the independent public accounting firm to audit the Company’s financial statements for the fiscal year beginning January 1, 2005. In making this appointment, the audit committee considered whether the audit and non-audit services KMPG LLP provides are compatible with maintaining the independence of the Company’s outside auditors. The audit committee has adopted a policy that sets forth the manner in which the audit committee will review and approve all services to be provided by KPMG LLP before the firm is retained. The audit committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the audit committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The audit committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of KPMG LLP

The following table summarizes fees billed to the Company by KPMG LLP during fiscal years 2003 and 2004:

	2003	2004
Audit fees (1)	$110,000	$332,500
Audit-related fees (2)	10,500	43,800
Tax fees (3)	47,500	44,800

	$168,000	$421,100

(1)	Audit fees are the fees billed for professional services rendered for the annual audit of the Company’s financial statements and reviews of the Company’s quarterly financial statements. In 2004, audit fees also included fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Audit-related fees are the fees billed for professional services rendered for the annual audits of the Company’s benefit plans.
(3)	Tax fees are the fees billed for professional services rendered for tax compliance and related services.

All of the services provided to the Company by KPMG LLP during 2004 were pre-approved by the audit committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tower Leases

The Company leases a radio tower for WCHZ-FM in Augusta, Georgia from Wintersrun Communications, Inc., which is owned by George G. Beasley and Brian E. Beasley. The current annual rent for the tower is approximately $24,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

The Company leases radio towers for twenty radio stations under separate lease agreements from Beasley Family Towers, Inc., which is a corporation owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The current annual rent for these towers is approximately $527,000. The Company believes that these each lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

Office and Studio Leases

The Company leases office and studio space for five radio stations in Ft. Myers, Florida from George G. Beasley. The current annual rent for this space is approximately $118,000. The Company believes that these lease agreements are on terms at least as favorable to it as could have been obtained from an unaffiliated party.

The Company leases office and studio space for three radio stations in Boca Raton, Florida from Beasley Family Towers, Inc., which is a corporation owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The current annual rent for this space is approximately $86,000. The Company believes that these lease agreements are on terms at least as favorable to it as could have been obtained from an unaffiliated party.

The Company leases land for new office and studio space under construction in Augusta, Georgia from George G. Beasley. The current annual rent for the office space is approximately $32,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

The Company leases office space in Naples, Florida from Beasley Broadcasting Management Corp., which is wholly-owned by George G. Beasley. The current annual rent for the office space is approximately $106,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

From time to time, the Company leases aircraft for business trips from Beasley Aircraft Leasing, LLC, which is wholly-owned by George G. Beasley. The Company paid approximately $91,000 for these services in 2004.

Notes Receivable

In December 2000, the Company sold most of its radio towers and related real estate assets to Beasley Family Towers, Inc., which is a corporation owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley, for $5.1 million in unsecured notes. As of February 29, 2004 and February 28, 2005, the aggregate outstanding balance of the notes receivable was $4.5 million and $4.4 million, respectively. The notes are due in aggregate monthly payments of approximately $38,000, including interest at 6.77%. The notes mature on December 28, 2020. For the year ended December 31, 2004, interest income on the notes receivable from Beasley Family Towers, Inc. was approximately $305,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from certain reporting persons, the Company believes that, for the year ended December 31, 2004, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its principal executive officer and principal financial and accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is available on the Company’s website at www.bbgi.com. A copy may also be obtained upon request from the Secretary of the Company. If the Company makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to the Company’s principal executive officer or principal financial and accounting officer and relates to an element of the SEC’s “code of ethics” definition, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

STOCKHOLDER PROPOSALS

To be considered for presentation in the Company’s Proxy Statement related to the Annual Meeting of Stockholders to be held in 2006, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than December 20, 2005. If we have not received notice on or before March 4, 2006 of any matter a stockholder intends to propose for a vote at the 2006 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2004 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for the year ended December 31, 2004 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Beasley Broadcast Group, Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples Florida 34103.

By Order of the Board of Directors

Caroline Beasley, Secretary

Dated: April 18, 2005

Naples, Florida

APPENDIX A

BEASLEY BROADCAST GROUP, INC.

AMENDED & RESTATED AUDIT COMMITTEE CHARTER

I.    PURPOSE

The Audit Committee (the “Committee”) is a committee of the Board of Directors of Beasley Broadcast Group, Inc. (the “Company”). The Committee’s primary duties and responsibilities are to: (1) oversee the integrity of the Company’s financial statements; (2) oversee the Company’s compliance with the legal and regulatory requirements of the Nasdaq Stock Market and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (3) oversee the independent auditor’s qualifications and independence; and (4) oversee the performance of the Company’s independent auditor.

II.    COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board of Directors. Each member shall satisfy the independence requirements of the Nasdaq Stock Market and the “Exchange Act. All members of the Committee shall be able to read and understand fundamental financial statements (including the Company’s income statements, balance sheet and cash flow statement) and at least one member of the Committee shall qualify as an “audit committee financial expert” under the requirements of the Exchange Act and Nasdaq requirements.

The members of the Committee shall be elected by the Board of Directors and remain a member of the Committee until resignation or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.    MEETINGS

The Committee shall meet at least one time each fiscal quarter, or more frequently as circumstances dictate. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings.

The Committee may retain any independent counsel, experts or other advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the outside auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Company shall pay: (1) compensation to the outside auditor engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services to the Company, (2) compensation to any outside advisors employed by the Committee and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

IV.    RESPONSIBILITIES AND DUTIES

Outside Auditor

1.	The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the outside auditor (including resolution of any disagreements between Company management and the outside auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the outside auditor shall report directly to the Committee.

2.	The Committee shall annually receive from the outside auditor: (1) a written statement delineating all relationships between the outside auditor and the Company; and (2) a letter regarding the outside auditor’s independence, as required by Independence Standards Board Standard 1. The Committee shall discuss with the outside auditor any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor’s independence.

3.	Before the outside auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the outside auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the outside auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Securities and Exchange Commission (“SEC”).

4.	The Committee shall confirm with the outside auditor that the outside auditor is in compliance with the partner rotation requirements established by the SEC.

5.	The Committee shall, if applicable, consider whether the outside auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the outside auditor.

6.	The Committee shall discuss with the outside auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the outside auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the outside auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor; and (C) all material written communications between the outside auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, outside auditor’s engagement letter, outside auditor’s independence letter and schedule of unadjusted audit differences.

Annual Audit

7.	The Committee shall meet with the outside auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

8.	The Committee shall review and discuss the audited financial statements with the outside auditor and the management of the Company. This discussion shall include such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies, disagreements with management and any other matters relating to the conduct of the annual audit required to be discussed by Statement on Auditing Standards No. 61.

9.	The Committee shall, based on the review and discussions in paragraphs 6, 7 and 8, above, and the written disclosure, letter and discussions in paragraph number 2, above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence pursuant to paragraph 2, above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

10.	The Committee shall annually obtain from the outside auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act.

Quarterly Review

11.	The outside auditor shall review the interim financial statements to be included in any Form 10-Q of the Company, using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards and as required by the SEC.

12.	The Committee shall discuss with management and the outside auditor any results of the quarterly review that include such matters as significant adjustments, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

Internal Controls

13.	The Committee shall discuss with the outside auditor and the chief financial officer, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company. The Committee shall consider any recommendations for improvement of such internal control procedures.

14.	The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit.

Internal Audit

15.	The Committee shall discuss with the chief financial officer, at least annually, the activities and organizational structure of the Company’s internal audit function, the qualifications of the primary personnel performing such function, and any reports prepared by him or her or any other matters brought to the attention of the Committee.

16.	The chief financial officer shall furnish to the Committee a copy of any audit report prepared by internal auditors.

Miscellaneous

17.	The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

18.	The Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

19.	The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions and recommendations, if any.

20.	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees of the Company concerns regarding questionable accounting or auditing matters.

21.	The Committee shall review and approve all related party transactions that are required to be disclosed under Nasdaq regulations.

22.	The Committee shall exercise such other duties and responsibilities as are incidental to the purposes, duties and responsibilities specified herein and as may from time to time be delegated to the Committee by the Board of Directors.

ANNUAL MEETING OF STOCKHOLDERS OF

BEASLEY BROADCAST GROUP, INC.

May 12, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê    Please detach along perforated line and mail in the envelope provided.    ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS				2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of stockholders and any adjournment thereof.
NOMINEES
☐	FOR ALL NOMINEES	O George G. Beasley	(For All Classes of Common Stockholders)
		O Bruce G. Beasley	(For All Classes of Common Stockholders)
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Caroline Beasley O Brian E. Beasley	(For All Classes of Common Stockholders) (For All Classes of Common Stockholders)
		O Joe B. Cox O Allen B. Shaw	(For All Classes of Common Stockholders) (For All Classes of Common Stockholders)
☐	FOR ALL EXCEPT (See instructions below)	O Mark S. Fowler O Herbert W. McCord	(For Class A Common Stockholders) (For Class A Common Stockholders)
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY BALLOT PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted
via this method.    ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BEASLEY BROADCAST GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Caroline Beasley and Denyse Mesnik proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 12, 2005, at 11:00 a.m. local time, and any adjournment thereof.

(Continued and to be signed on the reverse side)